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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)*



                            Dynatec International Inc.
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                                (Name of Issuer)

                         COMMON STOCK, $.01 PAR VALUE
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                         (Title of Class of Securities)

                                    267907509
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                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

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                                Page 1 of 4 Pages

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     CUSIP No. 267907509               13G                Page 2 of 4 Pages
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 1.    NAMES OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Balmore Funds S.A.
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 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a)   |_|
(b)   |_|
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 3.    SEC USE ONLY
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 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        British Virgin Islands
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                          5.   SOLE VOTING POWER
         NUMBER OF             301,855 shares of Common Stock
         SHARES       --------------------------------------------------------
       BENEFICIALLY       6.   SHARED VOTING POWER
         OWNED BY              None
           EACH        --------------------------------------------------------
         REPORTING        7.   SOLE DISPOSITIVE POWER
        PERSON WITH            301,855 shares of Common Stock
                       --------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               None
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  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         301,855 shares of Common Stock,
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  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [x]
          The aggregate shares reported in Row 9 represents 8.9% of the shares reported outstanding by the Company on its latest Form 10-QSB. This ownership restriction is representative of Balmore Funds' pro rata share of the offering which is itself restricted to a total of 20% of DYNX outstanding shares among all participating investors.
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  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      8.9%
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  12.    TYPE OF REPORTING PERSON
                      CO
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CUSIP NO. 267907509                                           PAGE 3 OF 4 PAGES


ITEM 1 (a) NAME OF ISSUER: Dynatec International Inc.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    3820 Great Lakes Drive, Salt Lake City, UT, 84120

ITEM 2 (a) NAME OF PERSON FILING: Balmore Funds S.A.

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           Trident Chambers, Road Town, Tortola, British Virgin Islands

ITEM 2 (c) CITIZENSHIP:   British Virgin Islands

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 par value

ITEM 2 (e) CUSIP NUMBER:   267907509

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
       13D-2(B):            Not applicable

ITEM 4 OWNERSHIP

       (a)  AMOUNT BENEFICIALLY OWNED: 301,855 shares

       (b) PERCENT OF CLASS: 8.9% - Percent ownership restricted by agreement.

       (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                                301,855 Shares

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                                    0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                301,855 Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                    0 Shares

CUSIP NO. 267907509                                           PAGE 4 OF 4 PAGES


ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                                 Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                                 Not applicable



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              May 15, 1999
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                                                 (Date)

                                           /s/ Francois Morax
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                                               (Signature)

                                         Francois Morax, Director
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                                              (Name/Title)